July 31,2006

VitalTrust Solutions, Inc.
Board of Directors
P.O. Box 23412.
3000 Bayport Dr. Suite 910,
Tampa, FL, 33623

RE: Resignation

Dear Board Members:

The undersigned,Jonathan Katz, currently art officer and director of VitalTrust Solutions, Inc, a Florida corporation, submits this as my letter of resignation and I do therefore resign as the Secretary and as Director of the Company.

I have provided my personal services for the past sixty days in anticipation of a definitive employment agreement that would provide compensation -and equity for my time. Unfortunately, I cannot continue in any capacity without a defined level of compensation. In the absence of an employment contract covering a permanent employment relationship, I must terminate my positions and seek other gainful opportunities.

Sincerely,

Jonathan Katz,
CEO and Director